EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration
Statement No.33-59681 of Enova Corporation on Form S-3 of our reports dated February 27, 1995 (which reports contain an emphasis paragraph referring to the consideration by San Diego Gas & Electric Company of alternative strategies for Wahlco Environmental
Systems, Inc.), appearing in and incorporated by reference in the Annual Report on Form 10-K of San
Diego Gas & Electric Company for the year ended
December 31, 1994 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
December 18, 1995